EXHIBIT 10.1
POZEN INC.

EMPLOYEE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

JUNE 2015

TABLE OF CONTENTS

 Page

I.	INTRODUCTION	1

II.	ELIGIBILITY	1

III.	SEVERANCE BENEFITS	2

IV.	CLAIMS PROCEDURE	3

V.	STATEMENT OF RIGHTS UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (“ERISA”)	4

VI.	AMENDMENT AND TERMINATION	6

VII.	EMPLOYMENT RIGHTS	6

VIII.	NONALIENATION OF BENEFITS	6

IX.	GOVERNING LAW	6

X.	GENERAL INFORMATION	6

POZEN INC.
EMPLOYEE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

I. INTRODUCTION

The Board of Directors of POZEN Inc. hereby adopts the POZEN Inc. Employee Severance Plan and Summary Plan Description (the “Plan”) effective as of June 19, 2015 (the “Effective Date”) to provide severance benefits to eligible employees of POZEN Inc. (“POZEN”) whose employment is terminated involuntarily under certain circumstances.  All benefit determinations under the Plan and interpretation of Plan provisions will be made by POZEN (or its designee) in its sole discretion as Plan Administrator.  The Plan is described in further detail below.

II. ELIGIBILITY

All employees who were employees of POZEN as of March 31, 2015 and who remained employees as the Effective Date are eligible to participate in the Plan if his or her employment with POZEN (or a successor) is terminated not for “Cause,” after the Effective Date PROVIDED THAT each of the following requirements is met:

1. The termination of employment is involuntary.  The termination is involuntary if initiated by POZEN.

2. The termination is not due to retirement, good reason, death or disability of the employee.

3. The termination of employment is not for “Cause” (as defined below).  Employment is terminated for Cause if the termination is due to misconduct or unsatisfactory performance including, but not limited to, the following:

a. the employee’s conviction of any felony, or conviction of a misdemeanor that involves moral turpitude, or the entry by the employee of a plea of guilty or nolo contendere with respect to any of the foregoing;

b. the employee’s commission of any act, or failure to act, that involves moral turpitude, dishonesty, theft, destruction of property, fraud, embezzlement or unethical business conduct, or that is otherwise injurious to POZEN or any of its subsidiaries or affiliates, whether financially, reputationally, or otherwise;

c. the employee’s violation of any rule or policy of POZEN or any of its subsidiaries or affiliates that is injurious or reasonably like to be injurious to POZEN or any of its subsidiaries or affiliates, whether financially, reputationally, or otherwise;

d. the employee’s act of misconduct relating to his or her employment;

e. the employee’s failure or refusal to perform his or her job duties to the satisfaction of POZEN (other than as a result of incapacity due to physical or mental injury or illness);

f. any violation by the employee of any material provision of any other contract or agreement between the employee and POZEN (or any of its subsidiaries or affiliates) and the employee, including but not limited to agreements regarding confidentiality, or

g. the employee’s failure to abide by any directive of POZEN, its board of directors, or an officer or manager to whom the employee reports.

The Plan Administrator will, in its sole discretion, determine if a termination of employment is for “Cause.”

4. The employee has not agreed in writing to waive severance benefits under this Plan or otherwise payable from POZEN.

5. The employee has signed a Confidential Separation Agreement and General Release of All Claims in a form acceptable to POZEN (“Separation Agreement”), which is effective within 60 days of his or her termination.  The Separation Agreement will provide for a full, general release of all claims, known and unknown, suspected and unsuspected, by the eligible employee, as well as provisions concerning nondisparagement, confidentiality, return of company property and nonsolicitation of employees.  In the event of breach, the Separation Agreement will provide for all legal and equitable remedies as well as recovery of attorneys’ fees and costs.

6. The employee has returned all POZEN property and equipment to POZEN on or before the last day of employment.

A terminated employee must satisfy all of the requirements set forth above in order to receive severance benefits under the Plan.  Eligibility for severance benefits under the Plan will be determined by the Plan Administrator upon an eligible employee’s termination of employment.  The Plan Administrator has full discretionary power and authority to interpret the provisions of the Plan and render decisions on eligibility for benefits.  If the Plan Administrator determines that an eligible employee satisfies all of the eligibility conditions described above, the employee will receive the severance benefits set forth in Section III below.  The severance benefits will be paid in accordance with the terms set forth in the Separation Agreement.

III. SEVERANCE BENEFITS

A.           Payments and Benefits.  The following severance benefits are payable under this Plan to an eligible employee:

1. Severance Pay.  Severance payments equal to twelve (12) months of employee’s base salary, payable as follows:

a. For those employees not covered by an employment agreement as of the Effective Date, severance payments will be paid in installments in accordance with the same, regular payroll schedule applicable to the employee immediately prior to the employee’s termination date commencing within 60 days after the employee’s termination date, subject to the execution and non-revocation of the Separation Agreement.

b. For those employees covered by an employment agreement as of the Effective Date, severance payments will be made in installments, which each installment being paid on the fifth business day of each month commencing with the second month following the month in which employee’s termination of employment occurs, subject to the execution and non-revocation of the Separation Agreement.

Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of the employee’s execution of the Separation Agreement, directly or indirectly, result in employee designating the calendar year of payment, and if a payment that is subject to execution of the Separation Agreement could be made in more than one taxable year, payment shall be made in the later taxable year.  The severance pay shall be based upon the employee’s base salary in effect immediately before his/her termination of employment.  The base salary shall be determined without regard to any overtime, bonuses, fringe benefits, reimbursements or other irregular payments.

2. Bonus Payment.  An amount equal to one hundred percent (100%) of employee’s target bonus for the bonus year in which the involuntary termination of employment occurs which amount shall be paid in a lump within 90 days following the employee’s termination but in no event later than March 15th of the year following the year of termination.

3. Group Health Plan Continuation.  Reimbursement of  the premiums for continuation of group health insurance coverage for a period of twelve (12) months (or eighteen (18) months for those employees who are covered by an employment agreement as of the Effective Date); provided that the employee timely elects and remains eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), less the amount that the employee was paying with respect to such benefits prior to termination of employment.

4. Options.  Employee shall have until the earlier of (1) a period of two (2) years from the date of termination (2) the expiration of the term option (if shorter) to exercise any options that are vested as of the date of termination.

B. Exclusive Severance Benefits.  The severance and benefits payable pursuant this Plan shall be in lieu of and not in addition to any severance pay and benefits pursuant to any written agreement between Pozen and an eligible employee.  For avoidance of doubt, this Plan does not apply to any rights regarding a good reason, death or disability termination (as such terms are defined in the applicable employment agreement) by an employee covered by an employment agreement.

C. Additional Benefits. POZEN reserves the right to pay benefits in addition to those required by the Plan based on special circumstances.  Each exception will be considered unique and not precedent-setting.  Payment of additional amounts will be subject to such terms and conditions as POZEN may determine.  All such determinations shall be made by POZEN in its sole and absolute discretion.

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D. Successors. POZEN will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of POZEN to expressly assume and agree to perform POZEN’s obligations under the Plan with respect to eligible employees as defined in the Plan.

E. Compliance with Internal Revenue Code Section 409A.  It is the intent that payments and benefits under this Plan comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A"), and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith.  POZEN may make any modifications in its sole discretion that it determines in good faith are necessary to comply with, or be exempt from, Code Section 409A; provided, however that any such modification shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to parties of the applicable provision without violating the provisions of Code Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to "termination of employment" or like terms shall mean "separation from service.  For purposes of Code Section 409A, except with respect to those employees covered by an employment agreement as of the Effective Date, the employee’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.  With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, as specified under this Plan, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  In the event of a severance payment under the Plan to an eligible employee who is a “specified employee” as that term is defined in Code Section 409A(2)(b)(i), no severance payment subject to Section 409A shall be paid to such employee before the first business date that occurs six (6) months after the date of employee’s termination of employment, and in such event the initial payment shall include a catch-up amount covering amounts that would have otherwise been paid during the such six-month period following the termination date.  Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” (as defined under Treas. Reg. § 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-1(b)(3) through (b)(12)) that were otherwise payable pursuant to the terms of any agreement between Company and the employee.

F. No Separate Fund.  All severance benefits payable under the Plan are payable from POZEN’s general assets.  There is no separate trust or fund established for the payment of severance benefits under the Plan.  All amounts shall be less applicable federal and state withholding taxes, including any other authorized deductions.

IV. CLAIMS PROCEDURE

Severance benefits under this Plan will automatically be provided to employees who qualify for such benefits.

An employee who believes that he or she is entitled to severance benefits under this Plan who has not been provided should file a claim with the Plan Administrator.  The claim must be in writing.

If the claim is denied, written notice (the “Notice”) of the denial will be provided to the employee within 60 days of initial receipt of the claim.  Such notice will include (i) an explanation of the factors (including specific Plan provisions) on which the denial is based; (ii) what, if any, additional information is needed to support the claim and an explanation of why such material is necessary; and (iii) an explanation of the claim review procedure, including applicable time limits and a statement of the employee’s right to bring a civil action under ERISA following an adverse benefit determination upon review.  Further review of the claim may be obtained by filing a written request for review within 60 days of the mailing of the Notice.  If the employee does not respond to the Notice within 60 days of mailing, there shall be no further right of review.

In the event that the Notice is insufficient to satisfy the claimant, the claimant or his/her duly authorized representative, shall submit to the Plan Administrator, within 60 days of the mailing of the Notice, a written notification of appeal of the claim denial.  The notification of appeal of the claim denial shall permit the claimant or his/her duly authorized representative to utilize the following formal claim review procedures:

(a) to review pertinent documents (the claimant will be provided, upon request and free of charge, copies of all information relevant to the claim); and

(b) to submit issues and comments in writing to which the Plan shall respond (material shall be considered without regard to whether it was submitted or considered in the initial benefit claim).

The Plan Administrator shall furnish a written decision on formal review not later than 60 days after receipt of the notification of appeal, unless special circumstances require an extension of the time for processing the appeal.  If special circumstances requiring an extension are present, the claimant will be notified of the extension within the first 60-day period.  The notice will indicate the reason for the extension and the date by which a final decision is expected.  In no event, however, shall the Plan Administrator communicate the decision on the claim later than 120 days after a request for a formal review.  The decision on formal review shall be in writing and shall include specific reasons for the decision and shall be written in a manner calculated to be understood by the claimant and contain specific reference to the pertinent Plan provisions on which the decision is based.  The decision shall also include a statement explaining that the claimant may request free of charge copies of all documents relevant to the claim and a statement explaining the claimant’s right to bring an action under ERISA.

V. STATEMENT OF RIGHTS UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (“ERISA”)

As participants in the Plan, employees are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  ERISA provides that all participants in the Plan shall be entitled to:

1.	Receive information about Plan and severance benefits.

2.
Examine, without charge, at POZEN’s offices and at other locations such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

3.
Obtain copies of documents governing the operation of the Plan and the latest annual report (Form 5500 series) and updated Summary Plan Description upon written request to POZEN.  POZEN will charge reasonable costs for the copies.

In addition to creating rights for participants in the Plan, ERISA imposes obligations upon the persons who are responsible for the operation of the Plan.  The persons who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including POZEN, the Plan Administrator, or any other person, may fire an employee or discriminate against an employee in any way to prevent that employee from obtaining a benefit from the Plan or exercising his or her rights under ERISA.

If an employee’s claim for a benefit is denied or ignored in whole or in part, the employee must receive a written explanation of the reason for the denial.  The employee has the right to have the Plan review and reconsider his or her claim.  Employees have the right to obtain copies of all documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps employees can take to enforce the above rights.  For instance, if an employee requests a copy of Plan documents or the latest annual report from the Plan and does not receive the requested documents within 30 days, the employee may file suit in Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If an employee has a claim for benefits which is denied or ignored, in whole or in part, the employee may file suit in a Federal or a state court after he or she has exhausted the Plan’s benefit claims procedure (described above).  The court will decide who should pay court costs and legal fees.  If an employee is discriminated against for asserting rights, the employee may seek assistance from the Department of Labor or the employee may file suit in a Federal court.  The court will decide who should pay court costs and fees.  If the employee is successful in a lawsuit, the court may order the person the employee has sued to pay these costs and fees.  If an employee loses, the court may order the employee to pay these costs and fees, for example, if it finds that the employee’s claim is frivolous.

Any questions about the Plan should be directed to the Plan Administrator.  For any questions about this statement, or about rights under ERISA, or if assistance is needed in obtaining documents from the Plan Administrator, employees should contact the nearest Area Office of the Employee Benefits Security Administration, Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  Employees may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

VI. AMENDMENT AND TERMINATION

POZEN, by action of its Board of Directors or by action of any committee appointed by the Board to administer the Plan, reserves the right to terminate or amend the Plan at any time and in any manner in its sole discretion.  No employee shall have any vested interest in severance benefits payable under this Plan prior to satisfying all of the terms and conditions for payment of benefits under this Plan.

VII. EMPLOYMENT RIGHTS

Nothing in this Plan shall have any effect on POZEN’s right to terminate an employee, with or without Cause, at any time (subject to the terms of any written employment contract between the employee and POZEN).  The payment of severance benefits under this Plan does not extend an employee’s term of employment.

VIII. NONALIENATION OF BENEFITS

No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any eligible employee or subject to any legal process for the payment of any claim against an eligible employee.

IX. GOVERNING LAW

This Plan shall be governed by and construed in accordance with the laws of the State of North Carolina to the extent such laws are not preempted by ERISA.

X. GENERAL INFORMATION

Employer and Plan Administrator Name:	POZEN, Inc. 1414 Raleigh Rd Suite 400 Chapel Hill, NC 27517
Employer Identification Number:	62-1657552
Plan Number:	503
Type of Plan:	The Plan is an unfunded welfare benefit plan providing severance benefits
Agent For Service of Process:	John Barnhardt, VP Finance and Administration
Plan Year:	January 1 – December 31

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